Exhibit 99.1


FOR IMMEDIATE RELEASE


          CORECOMM LIMITED REDUCES COSTS AS ACQUISITIONS ARE INTEGRATED

New York, New York (February 15, 2001): In conjunction with its ongoing review of the integrated company following the acquisitions of ATX Telecommunications, Inc. and Voyager.net, Inc., as well as an increased focus on its most profitable customer segments, CoreComm Limited (NASDAQ: COMM) announced today that it had identified additional cost saving opportunities. These cost savings include the elimination of approximately 175 employee positions. The majority of reductions will come from operations, information services, and other administrative roles.

Barclay  Knapp,   President  and  Chief  Executive  Officer  of  CoreComm  said,
"Announcements like these are always difficult because they involve the displacement of many loyal and hardworking employees. We believe, however, that this step is necessary and desirable at this time to become more efficient and productive across our entire business."


For further information contact:

CoreComm Limited:
Michael Peterson, Vice President - Corporate Development, or
Amy Minnick, Investor Relations at (212) 906-8485

Abernathy & MacGregor:
Andrew Merrill, or
David Pitts at (212) 371-5999